Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts: Media: Sue Maynard: +1 336-436-8263 Media@labcorp.com	Envigo Contact: Oscar Perez: +1 317-806-6080 Marketing@Envigo.com

Investors: Clarissa Willett: +1 336-436-5076 Investor@labcorp.com

LABCORP AND ENVIGO COMPLETE INNOVATIVE TRANSACTIONS

LabCorp Acquires Envigo’s Global Nonclinical Contract Research Business,

Envigo Acquires LabCorp’s Covance Research Products Business

BURLINGTON, N.C., and INDIANAPOLIS, IND. — June 3, 2019 — LabCorp® (NYSE: LH), a leading global life sciences company that is deeply integrated in guiding patient care, and Envigo, a leading provider of research models and services, today announced that they have completed previously-announced transactions that will strengthen and enhance the way their respective businesses support research in the biopharmaceutical and life sciences industries.

LabCorp’s Covance Drug Development segment has completed the acquisition of Envigo’s nonclinical contract research services business, expanding Covance’s global nonclinical drug development capabilities with additional locations and resources. Envigo’s Research Models and Services business has completed the acquisition of the Covance Research Products business, resulting in a business dedicated to offering a full range of research models, diets and bedding. The two companies will continue to collaborate through a multi-year, renewable supply agreement.

“This unique transaction furthers a key element of our strategy to provide the biopharma industry with comprehensive drug development services that help bring innovative medicines to patients,” said David P. King, chairman and CEO of LabCorp. “We are delighted to welcome our new colleagues from Envigo to Covance and look forward to driving growth and innovation with enhanced nonclinical research solutions that ultimately improve health and improve lives.”

“With a singular focus on being the provider of choice for research models and services that support discoveries and development across life sciences, Envigo has set a new and exciting course for the future,” said Dr. Adrian Hardy, president and CEO of Envigo. “We are proud and excited to welcome our new colleagues from Covance Research Products. Together, we now provide an even wider range of capabilities to serve and delight our valued customers. We will also forge new connections in support of our shared vision – working together to build a healthier and safer world.”

LabCorp Transaction Details

The transactions resulted in net implied cash consideration paid by LabCorp of $485 million. The net impact of the proposed transactions is an incremental $156 million in LabCorp’s revenue on a pro forma 2018 basis. The transactions are expected to meet LabCorp’s financial criteria of earnings and cash accretion in year one and exceed the cost of capital by year three.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenues of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

About Envigo

Envigo provides the broadest range of standard research models to the pharmaceutical and biotechnology industries, government, academia and other life science organizations. As the largest organization that is solely dedicated to providing research models and related products and services, we are committed to helping researchers realize the full potential of their critical R&D projects as we fulfill our mission to work together to build a healthier and safer world. To learn more about Envigo’s products and services, visit www.envigo.com.

LabCorp Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws with respect to the transaction between LabCorp and Envigo, including statements regarding the benefits of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “forecast,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Actual results could differ materially from those suggested by the forward-looking statements in this press release, due to factors including but not limited to: the successful integration of Envigo’s nonclinical business into the Covance Drug Development nonclinical business; adverse reactions to the integration by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; failure to executive the multi-year, renewable supply agreement between Covance and Envigo; and competitive actions in the marketplace. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of LabCorp described in the RISK FACTORS section of LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q, and in LabCorp’s other filings with the SEC. The information in this press release should be read in conjunction with a review of LabCorp’s SEC filings, including the information under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

in LabCorp’s most recent Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and LabCorp assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

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